Exhibit 99.1

             Frey Retires from Praxair Board of Directors

    DANBURY, Conn.--(BUSINESS WIRE)--Dec. 19, 2003--Praxair, Inc.
(NYSE: PX) announced today that Dale F. Frey has elected to retire from the company's board of directors, effective December 31, 2003.

    Frey, a director of various U.S. corporations and former chairman and president of General Electric Investment Corporation, has served on the Praxair board since 1993.

    "Dale has been a very active member of the board over the years and given valuable service on two key board committees," said Dennis Reilley, chairman and CEO of Praxair. "His wise counsel on a wide range of business issues will be missed."

    Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2002 sales of $5.1 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.


    CONTACT: Praxair, Inc.
             Media:
             Nigel Muir, 203-837-2240
             nigel_muir@praxair.com
              or
             Investors:
             Elizabeth Hirsch, 203-837-2354
             liz_hirsch@praxair.com